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                                                                    EXHIBIT 99.2

[WEATHERFORD LOGO]                                                  NEWS RELEASE


                     WEATHERFORD TO ACQUIRE JOHNSON SCREENS

Houston, October 24, 2001 -- Weatherford International, Inc. (NYSE:WFT) today announced that the company has signed an agreement to purchase the Johnson Screens division from Vivendi Environnement. The integration of Johnson within Weatherford Completion Systems division is expected to provide significant manufacturing efficiencies, economies of scale and access to innovative new technologies.

Johnson Screens is a global provider of screens for fluid-solid separation processes, including the recently-introduced Excelflo(TM) premium screen line and the Superflo(TM), Super Weld(R) and Thin Pack(TM) screens for oil and gas production. In addition to quality and durability, the Johnson brand stands for innovation and technical excellence, with more than 30 trademarks around the world and more than 50 patents active or pending. Current Johnson technology emphasis includes intelligent completion applications. The company operates 21 manufacturing facilities in 14 countries providing worldwide coverage of the oil and gas, petrochemical and other process industries.

Houston-based Weatherford International, Inc. (http://www.weatherford.com) is one of the leading global providers of innovative solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in more than 100 countries and employs approximately 13,000 people worldwide.

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Contact: Don Galletly     (713) 693-4148